Exhibit 99

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          News Release FOR IMMEDIATE RELEASE:  APRIL 19, 1995
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                              Santa Fe Pacific Corporation

                              1700 East Golf Road
                              Schaumburg, Illinois 60173-5860

                              Corporate Communications Department

                              Contact:  Catherine Westphal
                                        (708) 995-6273

                              Release #29
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                                      HIGHLIGHTS
                                      ----------
          First Quarter 1995
          ------------------

          . Adjusted net income from continuing operations of $41.4 million or $0.23 per share up 20% compared with $34.5 million or $0.18 per share in 1994
          . Record first quarter railway operating income of $104.4
            million, up 15%
          . Railway revenues up 8%, led by an 11% increase in intermodal shipments
          . Operating ratio improved to 84.6% from 85.6%
          . 38 million shares of common stock repurchased in a tender offer at $20 per share, funded by $760 million of additional debt
          . 1.4 million additional shares of common stock repurchased during the first quarter at an average cost of $21.50 per share

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                        [LOGO OF SANTA FE PACIFIC CORPORATION]

                               CORPORATE COMMUNICATIONS                NEWS

          FOR IMMEDIATE RELEASE           MEDIA CONTACT: Catherine Westphal
          #29                                                (708) 995-6273

          RECORD FIRST QUARTER RAILWAY OPERATING INCOME

               SCHAUMBURG, ILLINOIS, April 19, 1995 -- Santa Fe Pacific Corporation (SFP) reported adjusted first quarter net income from continuing operations of $41.4 million or $0.23 per share compared to $34.5 million or $0.18 per share a year ago. Including the effect of $26.3 million of merger costs and an after-tax extraordinary charge of $24.3 million for early retirement of debt, SFP reported a net loss of $2 million or $0.01 per share for the quarter.

               "This was the best first quarter in Santa Fe Railway's history. Intermodal traffic growth was a key to a 15% increase in operating income over 1994," said Robert D. Krebs, chairman, president and chief executive officer.

          RAILWAY RESULTS

               Operating income of $104.4 million increased 15% over the $90.7 million reported in the first quarter of 1994. Operating revenues of $679.7 million rose 8% as volumes increased 5% and average revenue per car rose 3%. The quarterly operating ratio improved to 84.6% from 85.6% in 1994.

               Increased intermodal traffic and export grain shipments drove the business increase. Intermodal revenues of $297.5 million were 14% higher than last year, primarily the result of a 39% increase in the direct intermodal business segment that includes less-than-truckload carriers. Bulk business revenues of $159.5 million increased 8% principally due to increased shipments of grain for export as well as higher average revenue per car.

               Operating expenses of $575.3 million increased by $34.5 million or 6%, principally due to the increase in business volume. Compensation and benefits expense rose $12.9 million or 6% reflecting wage increases and the cost associated with additional operating personnel hired to handle increased traffic. Contract services increased $12.0 million due to higher volumes and expanded use of locomotive maintenance contractors.

          OTHER RESULTS

               SFP's equity investment in Santa Fe Pacific Pipeline Partners, L.P. produced income of $6.7 million, up $0.4 million or 6% from last year, due to increased volume. Other income-net, adjusted to exclude $26.3 million of merger costs in 1995 and two


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                                                               SFP Earnings
                                                                     Page 2

          favorable special items in 1994, increased $4.7 million, principally due to higher income from real estate activities.

               Interest expense increased $10.7 million to $39.7 million, reflecting additional bank debt of $760 million used to purchase 38 million shares of SFP common stock pursuant to SFP's tender offer, which was consummated February 21, 1995.

               In other financing activity, $200 million of 12.65% senior notes were refinanced during the first quarter, resulting in an after-tax extraordinary charge for early retirement of debt of $24.3 million, or $0.13 per share.

          SHARE REPURCHASES

               In addition to the shares purchased in the tender offer, SFP repurchased approximately 1.4 million shares of common stock at an average cost of $21.50 per share. The effect of the repurchases, after adjusting for SFP employee stock options exercised since December 31, 1994, was to increase the exchange ratio at the quarter's end to 0.4044 of a share of Burlington Northern common stock for each outstanding share of SFP common stock. The exchange ratio is subject to further change based upon the number of additional shares repurchased and stock options exercised before the merger. SFP has met certain performance and financial criteria under its merger and bank credit agreements and, therefore, intends to make additional share repurchases in the second quarter.

                                      # # #

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

Santa Fe Pacific Corporation
Condensed Consolidated Statement of Operations
(Unaudited. In millions, except per share data)

                                                       Three Months
                                                      Ended March 31,
                                                     1995        1994
                                                 ---------   ---------

Operating Revenues                               $  679.7    $  631.5
                                                 ---------   ---------

Operating Expenses                                  575.3       540.8
                                                 ---------   ---------

Operating Income                                    104.4        90.7
Equity in Earnings of Pipeline                        6.7         6.3
Interest Expense                                     39.7        29.0
Other Income (Expense) - Net                        (29.8)       26.0
                                                 ---------   ---------
Income From Continuing Operations Before
   Income Taxes                                      41.6        94.0

Income Taxes                                         19.3        39.8
                                                 ---------   ---------
Income From Continuing Operations                    22.3        54.2
Income from Discontinued Operations, Net
   of Income Taxes                                      -        13.9
Extraordinary Charge on Early Retirement of Debt,
   Net of Income Taxes                              (24.3)          -
                                                 ---------   ---------
Net Income (Loss)                                $   (2.0)   $   68.1
                                                 =========   =========
Net Income (Loss) Per Share
  Continuing Operations                          $   0.12    $   0.29
  Discontinued Operations                               -        0.07
  Extraordinary Charge                              (0.13)          -
                                                 ---------   ---------
Net Income (Loss)                                $  (0.01)   $   0.36
                                                 =========   =========

Adjusted Net Income                              $   41.4    $   34.5
                                                 =========   =========

Adjusted Net Income Per Share                    $   0.23 (1)$   0.18 (2)
                                                 =========   =========

Average Number of Common and Common
   Equivalent Shares                                180.5       189.9
                                                 =========   =========

Operating Ratio                                     84.6%       85.6%
                                                 =========   =========

<F1>
(1) Excludes after tax effect of merger related costs and extraordinary charge on early retirement of debt.
<F2>
(2) Excludes income from discontinued operations, after tax effect of gain on the sale of an investment and favorable outcome of a litigation settlement.


